EXHIBIT 2

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING JUNE 30, 2004

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EXHIBIT 2

Talisman Energy Inc.
Consolidated Balance Sheets

	June 30	December 31
(millions of Canadian dollars)	2004	2003
Assets		(restated)
Current		(note 1)
Cash and cash equivalents	441	98
Accounts receivable	802	760
Inventories	91	100
Prepaid expenses	11	17
	1,345	975

Accrued employee pension benefit asset	62	63
Other assets	75	76
Goodwill	479	473
Property, plant and equipment	11,046	10,193
	11,662	10,805
Total assets	13,007	11,780

Liabilities
Current
Accounts payable and accrued liabilities	1,040	1,064
Income and other taxes payable	267	154
Short-term borrowings	543	-
	1,850	1,218

Deferred credits	110	57
Asset retirement obligation (note 1)	1,355	1,157
Long-term debt (note 4)	2,347	2,203
Future income taxes	2,288	2,127
	6,100	5,544

Shareholders' equity
Preferred securities (note 2)	-	431
Common shares (note 2)	2,727	2,725
Contributed surplus	73	73
Cumulative foreign currency translation	(22)	(114)
Retained earnings	2,279	1,903
	5,057	5,018
Total liabilities and shareholders' equity	13,007	11,780

See accompanying notes.
Interim statements are not independently audited.

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Talisman Energy Inc.
Consolidated Statements of Income

	Three months ended		Six months ended
(millions of Canadian dollars	June 30		June 30
except per share amounts)	2004	2003	2004	2003
		(restated)		(restated)
Revenue		(note 1)		(note 1)
Gross sales	1,603	1,199	3,096	2,872
Less royalties	287	190	541	516
Net sales	1,316	1,009	2,555	2,356
Other	21	14	43	37
Total revenue	1,337	1,023	2,598	2,393

Expenses
Operating	299	235	577	513
Transportation	46	44	94	90
General and administrative	41	35	80	74
Depreciation, depletion and amortization	409	327	798	686
Dry hole	44	42	123	114
Exploration	52	42	96	91
Interest	41	32	79	72
Stock-based compensation	64	105	94	105
Other	13	41	16	34
Total expenses	1,009	903	1,957	1,779
Gain on sale of Sudan operations (note 7)	-	-	-	296
Income before taxes	328	120	641	910
Taxes
Current income tax	90	43	141	135
Future income tax (recovery)	8	(142)	23	(51)
Petroleum revenue tax	33	17	57	50
	131	(82)	221	134
Net income	197	202	420	776
Preferred security charges, net of tax	4	5	9	11
Net income available to common shareholders	193	197	411	765

Per common share (dollars)
Net income	0.50	0.51	1.07	1.97
Diluted net income	0.50	0.50	1.06	1.95
Average number of common shares outstanding (millions)
Basic	384	387	384	388
Diluted	390	392	390	393

See accompanying notes.
Interim statements are not independently audited.

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EXHIBIT 2

Talisman Energy Inc.
Consolidated Statements of Retained Earnings

	Three months ended		Six months ended
	June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
		(note 1)		(note 1)
Retained earnings, beginning of period	2,137	1,637	1,903	1,141
Net income	197	202	420	776
Common share dividends	(58)	(39)	(58)	(39)
Purchase of common shares	-	(2)	-	(74)
Redemption of preferred securities, net of tax	7	-	23	-
Preferred security charges, net of tax	(4)	(5)	(9)	(11)
Retained earnings, end of period	2,279	1,793	2,279	1,793

See accompanying notes.
Interim statements are not independently audited.

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EXHIBIT 2

Talisman Energy Inc.
Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
Operating		(note 1)		(note 1)
Net income	197	202	420	776
Items not involving current cash flow (note 6)	518	356	1,030	578
Exploration	52	42	96	91
Cash flow	767	600	1,546	1,445
Deferred gain on unwound hedges	-	(2)	-	(5)
Changes in non-cash working capital	35	78	170	2
Cash provided by operating activities	802	676	1,716	1,442
Investing
Proceeds on sale of Sudan operations	-	-	-	1,012
Capital expenditures
Exploration, development and corporate	(517)	(505)	(1,138)	(966)
Acquisitions	(279)	(14)	(300)	(398)
Proceeds of resource property dispositions	-	4	4	14
Investments	-	(2)	-	(3)
Changes in non-cash working capital	(130)	23	(134)	(15)
Cash used in investing activities	(926)	(494)	(1,568)	(356)
Financing
Long-term debt repaid	(34)	(180)	(34)	(737)
Long-term debt issued	-	-	-	292
Short-term borrowings	555	-	555	-
Common shares issued (purchased)	-	2	2	(114)
Common share dividends	(58)	(39)	(58)	(39)
Preferred securities redeemed	(205)	-	(402)	-
Preferred security charges	(6)	(9)	(15)	(19)
Deferred credits and other	12	-	162	18
Changes in non-cash working capital	(3)	-	(6)	-
Cash provided by (used in) financing activities	261	(226)	204	(599)
Effect of translation on foreign currency cash	(6)	(26)	(9)	(26)
Net (decrease) increase in cash and cash equivalents	131	(70)	343	461
Cash and cash equivalents, beginning of period	310	558	98	27
Cash and cash equivalents, end of period	441	488	441	488

See accompanying notes.
Interim statements are not independently audited.

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EXHIBIT 2

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The Interim Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles.  Certain information and disclosures normally required to be included in notes to annual consolidated financial statements have been condensed or omitted.  The Interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto in Talisman’s Annual Report for the year ended December 31, 2003.

1.  Significant Accounting Policies

The Interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the Consolidated Financial Statements for the year ended December 31, 2003 except for the following:

1a) Asset Retirement Obligation

Effective January 1, 2004 the Company retroactively adopted the Canadian Institute of Chartered Accountants (“CICA”) new standard for accounting for asset retirement obligations (ARO).  This standard requires that the fair value of the statutory, contractual or legal obligation associated with the retirement and reclamation of tangible long-lived assets be recorded when the related assets are put into use, with a corresponding increase to the carrying amount of the related assets. This corresponding increase to capitalized costs is amortized to earnings on a basis consistent with depreciation, depletion, and amortization of the underlying assets.  Subsequent changes in the estimated fair value of the asset retirement obligations are capitalized and amortized over the remaining useful life of the underlying asset.

The asset retirement obligation liabilities are carried on the consolidated balance sheet at their discounted present value and are accreted over time for the change in their present value, with this accretion charge included in depreciation, depletion and amortization.

The adjustment required to the December 31, 2003 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Property, plant and equipment	9,778	415	10,193
Provision for future site restoration/ARO	840	317	1,157
Future income taxes	2,088	39	2,127
Retained earnings	1,844	59	1,903

The adjustment to the consolidated income statement for the 3 months ended June 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	329	(2)	327
Future income tax recovery	(143)	1	(142)
Net income	201	1	202

Per common share (Canadian dollars)
Net income	.51	0.00	.51
Diluted net income	.50	0.00	.50

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EXHIBIT 2

The adjustment to the consolidated income statement for the 6 months ended June 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	690	(4)	686
Future income tax recovery	(53)	2	(51)
Net income	774	2	776

Per common share (Canadian dollars)
Net income	1.97	0.00	1.97
Diluted net income	1.94	0.01	1.95

The change in accounting for ARO did not significantly affect earnings for the three or six months ended June 30, 2004. Total accretion for the six months ended June 30, 2004 of $36 million (2003 - $29 million) has been included in depreciation, depletion and amortization. At June 30, 2004 the estimated total undiscounted asset retirement obligation was $2.0 billion.  These obligations will be settled based on the useful lives of the underlying assets, the majority of which are expected to be settled within the next 25 years.  The asset retirement obligation has been discounted using a credit-adjusted risk free rate of 5.5 percent.  No amount of market risk premium has been included in the estimate of the Company’s ARO liability as management does not believe there to be sufficient evidence in the oil and gas industry to estimate any such market premium.

During the first six months of 2004, the Company’s asset retirement obligation changed as follows:

ARO liability at January 1, 2004[1]	1,177
Liabilities incurred during period	107
Liabilities settled during period	(9)
Accretion expense	36
Foreign currency translation	53
ARO liability at June 30, 2004[1]	1,364

1    Included in January 1, 2004 and June 30, 2004 liabilities are $20 million and $9 million respectively of short-term reclamation costs recorded in accounts payable on the balance sheet for a net ARO liability of $1,157 and $1,355 respectively.

1b) Hedging

The CICA has issued a new accounting guideline on Hedging Relationships  (AcG 13), which is effective for 2004.  This guideline, in addition to supplementing and interpreting existing hedging requirements under Canadian GAAP, establishes certain other conditions required before hedge accounting may be applied.  Effective January 1, 2004, the Company’s US dollar cross currency swap contracts and interest rate swap contracts are no longer designated as hedges of the Eurobond.  These contracts were subsequently terminated in 2004 for proceeds of $138 million.  As a result of these contracts no longer hedging the Eurobond debt, on January 1, 2004, the Company recorded a deferred gain of $17 million.  Subsequently, the debt has been revalued based on the June 30, 2004 exchange rate, resulting in an increase to long-term debt of $136 million.  The unrealized gain of $17 million will be deferred and amortized over the period to 2009, the original term of the contracts.  The termination of these contracts does not accelerate the recognition of the deferred gain into income.  This accounting guideline has not impacted the Company’s accounting for its commodity price derivative contracts that have been designated as hedges of anticipated future commodity sales.

The Company’s long-term debt denominated in UK pounds sterling and Canadian dollars have been designated as hedges of the Company’s net investments in the UK and Canadian self-sustaining operations.   Unrealized foreign exchange gains and losses resulting from the translation of this debt are deferred and included in a separate component of shareholders’ equity described as cumulative foreign currency translation.

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1c) Transportation Expenses

During the current quarter, the Company has reclassified transportation expenses on a retroactive basis.  Previously, these costs had been either netted off against revenue or included as a component of operating expenses, depending on the circumstances in the various geographic segments. On a year to date basis as at June 30, 2004 $94 million in transportation expenses have been reclassified representing $33 million in decreased operating expenses and $61 million of increased revenue (2003, transportation expenses of $90 million, $30 million of operating expenses and $60 million of revenue).

2.  Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and first and second preferred shares.  No preferred shares have been issued.

Continuity of common shares (year to date)	2004
	Shares	Amount
Balance at January 1,	383,996,183	$2,725
Issued upon exercise of stock options	109,800	2
Balance at June 30,	384,105,983	2,727

Pursuant to a normal course issuer bid renewed in March 2004, Talisman may repurchase up to 19,204,809 common shares representing 5% of the outstanding common shares of the Company at the time the normal course issuer bid was renewed (on a post share split basis).  The total remaining shares that may be repurchased under the existing normal course issuer bid is 19,204,809.

During the first quarter, the Company redeemed one half of its outstanding preferred securities realizing a $16 million gain (net of tax) being the difference between the carrying value and the redemption cost.  In June, the Company redeemed the remaining half of its preferred securities, realizing a $7 million gain (net of tax).  The redemptions were funded from current cash flow and bank borrowings and gains were credited directly to retained earnings.

In May 2004, the Company implemented a three-for one share split of its issued and outstanding common shares. All references to net income per share, diluted net income per share, weighted average number of common shares outstanding and common shares issued and outstanding have been retroactively restated to reflect the impact of the Company’s 3 for 1 stock split.

3.  Stock Options

Continuity of stock options (year to date)	2004
	Number	Average
	Of	Exercise
	Options	Price ($)
Outstanding at January 1,	23,599,596	17.55
Granted during the period	3,631,080	25.60
Exercised for common shares	109,800	10.68
Exercised for cash payment	4,075,483	15.14
Expired/forfeited	108,645	20.08
Outstanding at June 30,	22,936,748	19.27
Exercisable at June 30,	9,503,462	15.74

Effective second quarter 2003 the Company began to use the intrinsic-value method to recognize compensation expense associated with our stock appreciation rights. Obligations are accrued on a graded vesting basis and represent the difference between the market value of our common shares and the exercise price of the options.  This obligation is revalued each reporting period based on the changes in the market value of our common shares.

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EXHIBIT 2

The following table provides pro forma measures of net income and net income per common share for the six months ended June 30, 2003 had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

2003
Net income as reported	776
Stock-based compensation expensed	105
Net income before stock-based compensation	881
Stock option expense based on fair market value	21
Pro forma net income[1]	860

Pro forma net income per share[1]
Basic	2.22
Diluted	2.19

1

Pro forma net income and net income per share, had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price or, effective July 1, 2003, to receive a cash payment equal to the appreciated value of the stock option.

4. Long-Term Debt

June 30, 2004		December 31, 2003
Debentures and Notes (unsecured)
US$ denominated (US$825 million, 2003 US$850 million)	1,106	1,098
Canadian $ denominated	634	634
£ denominated (£250 million) [1]	607	471
	$2,347	$2,203

1

Prior to January 1, 2004 the £250 million Eurobond was effectively swapped into US$364 million indebtedness. Effective January 1, 2004 this debt is no longer swapped into US dollars and is now revalued based on the Canadian dollar to Pound Sterling exchange rate.

At June 30, 2004 the Company had drawn down on its bank lines of credit with $543 million in short term borrowings.  The Company intends to repay the majority of these borrowings during the second half of 2004.

5. Commodity Based Sales Contracts

The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales. The following tables summarize commodity price derivative contracts and fixed price sales contracts outstanding at June 30, 2004:

a)

Commodity price derivative contracts

Natural gas

Fixed price swaps	Remainder 2004
(NYMEX gas index)
Volumes (mcf/d)	38,701
Price (US$/mcf)	4.34

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Crude oil contracts

Fixed price swaps	Remainder 2004	2005	Two-way collars	Remainder 2004
(Brent oil index)			(Brent oil index)
Volumes (bbls/d)	11,000	-	Volumes (bbls/d)	31,000
Price (US$/bbl)	25.99	-	Ceiling price (US$/bbl)	26.61
			Floor price (US$/bbl)	23.56
(WTI/NYMEX oil index)			(WTI/NYMEX oil index)
Volumes (bbls/d)	12,000	6,000	Volumes (bbls/d)	25,000
Price (US$/bbl)	29.20	26.97	Ceiling price (US$/bbl)	28.90
			Floor price (US$/bbl)	25.08

b)

Physical contracts (North America)

Fixed price sales	Remainder 2004	2005	2006-2007
Volumes (mcf/d)	42,500	14,650	14,650
Weighted average price ($/mcf)	4.19	3.54	4.24

Three-way collars (NIT)	Remainder 2004
Volumes (mcf/d)	12,200
Ceiling ($/mcf)	3.31
Floor ($/mcf)	3.17
Sold put strike ($/mcf)	2.52

The three-way collars are similar to two-way commodity collars with the call and put strike prices being equivalent to the ceiling and floor prices, except that should the NIT (Nova Inventory Transfer) index fall below the sold put strike price, Talisman will receive NIT plus the difference between the put strike and sold put strike prices.

6. Selected Cash Flow Information
	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Net income	197	202	420	776
Items not involving current cash flow
Depreciation, depletion and amortization	409	327	798	686
Property impairments	-	28	-	28
Dry hole	44	42	123	114
Net loss (gain) on asset disposals	-	(5)	3	(9)
Gain on sale of Sudan operations	-	-	-	(296)
Stock-based compensation	40	105	43	105
Future income taxes and deferred petroleum revenue tax	15	(138)	38	(51)
Other	10	(3)	25	1
	518	356	1,030	578
Exploration	52	42	96	91
Cash flow	767	600	1,546	1,445

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EXHIBIT 2

The cash interest and taxes paid for the six months ended June 30 were as follows:

	2004	2003
Interest paid	60	70
Income taxes paid	98	41

7.  Sale of Sudan Operations

On March 12, 2003, the Company completed the sale of its 25% indirectly held interest in the Greater Nile Oil Project in Sudan.  Total gross proceeds were $1.13 billion (US$771 million), including interest and cash received by Talisman during the interim period between September 1, 2002 and closing on March 12, 2003.  The gain on sale is as follows:

Gross proceeds on sale of Sudan operations (US$771 million)	$ 1,135
Less interim adjustments	(123)
1,012
Property, plant and equipment	687
Working capital and other assets	72
Future income tax liability	(59)
Net carrying value at March 12, 2003	700
Closing costs	16
Gain on disposal	$296

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8. Segmented Information
	North America (1)				North Sea (2)				Southeast Asia (3)
	Three months		Six months		Three months		Six months		Three months		Six months
	ended		ended		ended		ended		ended		ended
	June 30		June 30		June 30		June 30		June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Revenue
Gross sales (6)	754	692	1,459	1,529	521	363	1,018	841	276	132	514	272
Royalties	159	157	302	338	8	(8)	17	(4)	102	35	177	74
Net sales	595	535	1,157	1,191	513	371	1,001	845	174	97	337	198
Other	19	7	36	20	2	7	7	17	-	-	-	-
Total revenue	614	542	1,193	1,211	515	378	1,008	862	174	97	337	198
Segmented expenses
Operating (6)	105	94	201	192	166	121	324	260	23	20	45	41
Transportation (6)	19	20	37	40	14	14	32	32	11	9	21	17
DD&A (6)	187	170	363	337	166	131	328	283	49	24	93	43
Dry hole	31	37	62	62	13	4	38	51	(1)	1	-	1
Exploration	24	15	47	38	8	8	14	11	6	3	8	7
Other	(2)	(7)	(14)	(20)	11	28	13	29	1	3	2	4
Total segmented expenses	364	329	696	649	378	306	749	666	89	60	169	113
Segmented income before taxes	250	213	497	562	137	72	259	196	85	37	168	85
Non-segmented expenses
General and administrative
Interest
Gain on sale of Sudan operations
Stock-based compensation
Currency translation
Total non-segmented expenses
Income before taxes
Capital expenditures
Exploration	120	98	254	233	47	19	87	34	6	18	15	33
Development	132	128	375	244	86	117	152	183	38	56	82	121
Midstream	2	7	3	14	-	-	-	-	-	-	-	-
Exploration and development	254	233	632	491	133	136	239	217	44	74	97	154
Property acquisitions
Proceeds on dispositions
Other non-segmented
Net capital expenditures (4)
Property, plant and equipment			6,054	5,767			3,410	2,995			1,118	1,084
Goodwill			291	291			76	74			112	108
Other			416	403			677	386			257	217
Segmented assets			6,761	6,461			4,163	3,455			1,487	1,409
Non-segmented assets
Total assets (5)

	Three months		Six months						Three months		Six months
	ended		ended						ended		ended
	June 30		June 30						June 30		June 30
(1) North America	2004	2003	2004	2003	(2) North Sea				2004	2003	2004	2003
Canada	550	496	1,097	1,112	United Kingdom				479	371	938	845
US	64	46	96	99	Netherlands				7	7	16	17
Total revenue	614	542	1,193	1,211	Norway				29	-	54	-
Canada			5,517	5,356	Total revenue				515	378	1,008	862
US			537	411	United Kingdom						3,180	2,777
Property, plant and equipment (5)			6,054	5,767	Netherlands						43	40
					Norway						187	178
(4) Excluding corporate acquisitions.					Property, plant and equipment (5)						3,410	2,995
(5) Current year represents balances as at June 30, prior year represents balances as at December 31.
(6) See note 1 to the Interim Consolidated Financial Statements - Revenues, operating expenses and transportation reclassified in 2004.
DD&A restated effective January 1, 2004 for retroactive adoption of CICA policy on Asset Retirement Obligations.

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Segmented Information

Algeria				Sudan				Other				Total
Three months		Six months		Three months		Six months		Three months		Six months		Three months		Six months
ended		ended		ended		ended		ended		ended		ended		ended
June 30		June 30		June 30		June 30		June 30		June 30		June 30		June 30
2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

52	12	105	21	-	-	-	209	-	-	-	-	1,603	1,199	3,096	2,872
18	6	45	11	-	-	-	97	-	-	-	-	287	190	541	516
34	6	60	10	-	-	-	112	-	-	-	-	1,316	1,009	2,555	2,356
-	-	-	-	-	-	-	(1)	-	-	-	1	21	14	43	37
34	6	60	10	-	-	-	111	-	-	-	1	1,337	1,023	2,598	2,393

5	-	7	2	-	-	-	18	-	-	-	-	299	235	577	513
2	1	4	1	-	-	-	-	-	-	-	-	46	44	94	90
7	2	14	4	-	-	-	19	-	-	-	-	409	327	798	686
-	-	-	-	-	-	-	-	1	-	23	-	44	42	123	114
-	-	-	-	-	-	-	5	14	16	27	30	52	42	96	91
-	-	-	-	-	-	-	-	-	3	-	3	10	27	1	16
14	3	25	7	-	-	-	42	15	19	50	33	860	717	1,689	1,510
20	3	35	3	-	-	-	69	(15)	(19)	(50)	(32)	477	306	909	883

												41	35	80	74
												41	32	79	72
												-	-	-	(296)
												64	105	94	105
												3	14	15	18
												149	186	268	(27)
												328	120	641	910

-	6	-	3	-	-	-	7	27	24	66	38	200	165	422	348
1	4	4	22	-	-	-	(5)	50	15	85	20	307	320	698	585
-	-	-	-	-	-	-	-	-	-	-	-	2	7	3	14
1	10	4	25	-	-	-	2	77	39	151	58	509	492	1,123	947
												268	26	294	410
												(2)	(16)	(12)	(26)
												8	13	16	19
												783	515	1,421	1,350
		214	202			-	-			250	145			11,046	10,193
		-	-			-	-			-	-			479	473
		49	27			-	-			21	18			1,420	1,051
		263	229			-	-			271	163			12,945	11,717
														62	63
														13,007	11,780

				Three months		Six months
				ended		ended
				June 30		June 30
(3) Southeast Asia				2004	2003	2004	2003
Indonesia				84	82	170	165
Malaysia				85	14	158	26
Vietnam				5	1	9	7
Total revenue				174	97	337	198
Indonesia						381	384
Malaysia						711	677
Vietnam						26	23
Property, plant and equipment (5)						1,118	1,084

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Exhibit 1

Talisman Energy Inc.
Consolidated Financial Ratios
June 30, 2004

The following financial ratios are provided in connection with the Company's shelf prospectus, filed with
Canadian and US securities regulatory authorities, and are based on the Company's consolidated financial statements that are prepared in accordance with accounting principles generally accepted in Canada.

The asset coverage ratios are calculated as at June 30, 2004.
The interest coverage ratios are for the 12 month period then ended.

	Preferred	Preferred
	Securities	Securities
	as equity (5)	as debt (6)
Interest coverage (times)
Income (1)	6.65	5.51
Cash flow (2)	20.12	16.66
Asset coverage (times)
Before deduction of future income taxes and deferred credits (3)	4.05	4.05
After deduction of future income taxes and deferred credits (4)	2.75	2.75

(1) Net income plus income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(2) Cash flow plus current income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(3) Total assets minus current liabilities excluding short term borrowings; divided by the sum of short term borrowings and long-term debt.
(4) Total assets minus current liabilities and long-term liabilities excluding short term borrowings and long-term debt;
divided by the sum of short term borrowings and long-term debt.
(5) The Company's preferred securities are classified as equity and the related charges have been excluded from interest expense.
(6) Reflects adjusted ratios had the preferred securities been treated as debt and the related charges been included in interest expense.

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